Consolidated Financial Statements
(Expressed in Canadian dollars)

TANZANIAN  ROYALTY  EXPLORATION  CORPORATION
(An Exploration Stage Company)

Years ended August 31, 2011, 2010 and 2009

KPMG LLP Chartered Accountants PO Box 10426 777 Dunsmuir Street Vancouver BC V7Y 1K3 Canada	Telephone (604) 691-3000 Fax(604) 691-3031 Internetwww.kpmg.ca

INDEPENDENT AUDITORS' REPORT OF REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of Tanzanian Royalty Exploration Corporation

We have audited the accompanying consolidated balance sheets of Tanzanian Royalty Exploration Corporation as at August 31, 2011 and 2010 and the related consolidated statements of operations, comprehensive loss and deficit, and cash flows for each of the years in the three-year period ended August 31, 2011.  These consolidated financial statements are the responsibility of Tanzanian Royalty Exploration Corporation's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tanzanian Royalty Exploration Corporation as of August 31, 2011 and 2010 and its consolidated results of operations and its consolidated cash flows for each of the years in the three-year period ended August 31, 2011 in conformity with Canadian generally accepted accounting principles.

Canadian generally accepted accounting principles vary in certain significant respects from US generally accepted accounting principles.  Information relating to the nature and effect of such differences is presented in note 14 to the consolidated financial statements.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Tanzanian Royalty Exploration Corporation's internal control over financial reporting as of August 31, 2011, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated December 9, 2011 expressed an unqualified opinion on the effectiveness of Tanzanian Royalty Exploration Corporation's internal control over financial reporting.

//s// KPMG LLP

Chartered Accountants

Vancouver, Canada
December 9, 2011

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative
(“KPMG International”), a Swiss entity.
KPMG Canada provides services to KPMG LLP.

KPMG LLP Chartered Accountants PO Box 10426 777 Dunsmuir Street Vancouver BC V7Y 1K3 Canada	Telephone (604) 691-3000 Fax(604) 691-3031 Internetwww.kpmg.ca

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Tanzanian Royalty Exploration Corporation

We have audited Tanzanian Royalty Exploration Corporation's (the Company) internal control over financial reporting as of August 31, 2011, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Controls and Procedures.  Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.  Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A Company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of August 31, 2011, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as of August 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive loss and deficit, and cash flows for each of the years in the three-year period ended August 31, 2011, and our report dated December 9, 2011 expressed an unqualified opinion on those consolidated financial statements.

//s// KPMG LLP Chartered Accountants

Vancouver, Canada
December 9, 2011

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative
("KPMG International"), a Swiss entity.
KPMG Canada provides services to KPMG LLP.

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Consolidated Balance Sheets (Expressed in Canadian dollars) August 31, 2011 and 2010

	2011	2010

Assets

Current assets:
Cash and cash equivalents	$32,428,471	$1,325,708
Short-term investment	29,400	40,425
Accounts receivable	157,134	79,073
Inventory	223,518	229,196
Prepaid expenses	83,855	60,362
	32,922,378	1,734,764

Mineral properties and deferred exploration costs (note 3)	33,744,578	29,956,026

Equipment and leasehold improvements (note 4)	1,447,030	1,092,770

	$68,113,986	$32,783,560

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities (note 9)	$2,471,199	$620,795

Convertible debt (note 6)	2,958,039	1,841,226

Shareholders’ equity:
Share capital (note 8(b))	110,671,701	72,855,310
Share subscriptions received (note 13(a))	-	874,149
Contributed surplus (note 8(e))	706,988	476,205
Warrants (note 8(b))	5,411,410	-
Deficit	(54,105,351)	(43,884,125)
	62,684,748	30,321,539

Nature of operations (note 1)
Commitments (notes 3 and 10)
Subsequent event (note 13)

	$68,113,986	$32,783,560

See accompanying notes to consolidated financial statements.

Approved on behalf of the Board:

“James E. Sinclair”	Director	“Norman Betts”	Director

TANZANIAN ROYALTY EXPLORATION CORPORATION
(An Exploration Stage Company)

Consolidated Statements of Operations, Comprehensive Loss and Deficit
(Expressed in Canadian dollars)

Years ended August 31, 2011, 2010 and 2009

	2011	2010	2009
Expenses:
Amortization	$463,169	$202,229	$100,563
Annual general meeting	73,304	66,509	64,214
Consulting and management fees	287,885	262,532	276,514
Directors’ fees	461,484	381,690	446,927
Insurance	92,173	95,375	101,798
Memberships, courses and publications	17,058	7,806	9,262
Office and administration	141,884	131,743	91,263
Office rentals	72,273	68,575	76,545
Press releases	6,099	5,074	1,260
Printing and mailing	7,079	29,671	26,217
Professional fees	632,317	346,966	481,179
Promotions and shareholder relations	65,373	2,616	22,292
Salaries and benefits	1,601,832	1,025,309	1,373,991
Stock-based compensation	368,161	283,450	62,401
Telephone and fax	40,003	31,767	17,274
Transfer agent and listing	261,114	200,762	228,023
Travel and accommodation	199,631	76,032	87,820
Other	-	-	8,563
	4,790,839	3,218,106	3,476,106

Other expenses (earnings):
Foreign exchange	518,794	98,213	10,738
Interest, net	(18,805)	7,592	14,786
Interest accretion	181,076	23,010	-
Loss on fair value of short-term investments	11,025	24,925	-
Property investigation costs	36,542	45,345	22,797
Withholding tax	856,191	-	-
Write-off of mineral properties and deferred exploration costs (note 3)	3,845,564	10,464	1,207,409
	5,430,387	209,549	1,255,730

Loss and comprehensive loss for the year	(10,221,226)	(3,427,655)	(4,731,836)

Deficit, beginning of year	(43,884,125)	(40,456,470)	(35,724,634)

Deficit, end of year	$(54,105,351)	$(43,884,125)	$(40,456,470)

Basic and diluted loss per share	$(0.11)	$(0.04)	$(0.05)

Weighted average number of shares outstanding	93,839,466	90,892,870	89,041,180

See accompanying notes to consolidated financial statements.

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Consolidated Statements of Cash Flows (Expressed in Canadian dollars) Years ended August 31, 2011, 2010 and 2009

	2011	2010	2009

Cash provided by (used in):
Operations:
Loss for the year
Items not affecting cash:	$(10,221,226)	$(3,427,655)	$(4,731,836)
Amortization	463,169	202,229	100,563
Stock-based compensation	368,161	283,450	62,401
Non-cash directors' fees	453,845	299,314	323,622
Loss on short- term investments held for sale	11,025	24,525	-
Interest accretion	181,076	23,010	-
Write-off of mineral properties and deferred exploration costs	3,845,564	10,464	1,207,409
	(4,898,386)	(2,584,663)	(3,037,841)
Changes in non-cash working capital:
Accounts receivable and other receivables	(78,062)	(35,557)	31,505
Inventory	5,678	118,211	104,932
Prepaid expenses	(23,493)	10,358	17,620
Accounts payable and accrued liabilities	1,850,404	(23,682)	141,700
	(3,143,859)	(2,515,333)	(2,742,084)

Investing:(CP)
Mineral properties and exploration expenditures (note 3)	(7,762,870)	(3,333,206)	(4,110,628)
Option payments received and recoveries	279,244	274,055	416,313
Proceeds on short-term investment	-	11,830	-
Equipment and leasehold improvement expenditures	(817,429)	(587,613)	(13,935)
	(8,301,055)	(3,634,934)	(3,708,250)

Financing:
Share capital issued - net of issuance costs	13,742,177	3,511,268	5,990,000
Issuance of convertible debt	2,033,304	1,964,535	-
Issuance from prospectus	26,846,345	-	-
Repayment of subscription received	(74,149)	-	-
Share subscriptions received	-	874,119	473,211
Repayment of obligations under capital lease	-	(39,693)	-
	42,547,677	6,310,229	6,420,843

Increase (decrease) in cash and cash equivalents	31,102,763	159,962	(29,491)

Cash and cash equivalents, beginning of year	1,325,708	1,165,746	1,195,237

Cash and cash equivalents, end of year	$32,428,471	$1,325,708	$1,165,746

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Consolidated Statements of Cash Flows (continued) (Expressed in Canadian dollars) Years ended August 31, 2011, 2010 and 2009

	2011	2010	2009

Supplementary information:
Interest received, net	$(18,805)	$7,952	$(14,786)
Non-cash transactions:
Mineral property recoveries by way of marketable securities	-	73,750	-
Stock-based compensation capitalized to mineral properties	53,455	30,659	103,181
Shares issued pursuant to RSU plan	681,338	664,115	416,316
Shares issued in current year for subscriptions received in prior year	800,000	473,211	-
Warrants issued for prospectus	4,492,217	-	-
Shares issued as fees on convertible debt (note 6)	-	95,000	-
Warrants issued for private placement	919,193	-	-

See accompanying notes to consolidated financial statements.

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2011, 2010 and 2009

1.	Nature and continuance of operations:

The Company is in the process of exploring its mineral properties and has not yet determined whether these properties contain mineral deposits that are economically recoverable.  The recoverability of the amounts shown for mineral properties and related deferred costs are dependent upon the existence of economically recoverable reserves, securing and maintaining title and beneficial interest in the properties, the ability of the Company to obtain necessary financing to explore and develop the properties, and upon future profitable production or proceeds from disposition of the mineral properties.  The amounts shown as mineral properties and exploration costs represent net costs to date, less amounts recovered, amortized and/or written off, and do not necessarily represent present or future values.

2.	Significant accounting policies:

These consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles (GAAP).  A reconciliation of material measurement differences to accounting principles generally accepted in the United States and practices prescribed by the Securities and Exchange Commission is provided in note 14.

	(a)	Principles of consolidation:
These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany amounts are eliminated on consolidation.
	(b)	Translation of foreign currencies:

The measurement currency of the Company in these consolidated financial statements is the Canadian dollar.  The Company’s subsidiaries are considered integrated foreign subsidiaries and their accounts are translated using the temporal method.  Under this method, monetary assets and liabilities are translated at the prevailing year-end exchange rates.  Non-monetary assets are translated at historical exchange rates.  Revenue and expense items are translated at the average rate of exchange for the year except for those arising from non-monetary assets which are translated at the historical exchange rate.  Translation gains and losses are included in the statement of operations, comprehensive loss and deficit.

	(c)	Cash and cash equivalents:
Cash and cash equivalents consist of cash on deposit with banks or highly liquid short-term interest-bearing securities with maturities of three months or less when acquired.
	(d)	Short-term investments:

Short-term investments are comprised of common shares held in a publicly traded company received as proceeds of mineral property option transactions.  Short-term investments have been classified as held-for-trading and are carried at fair value based on Level 1 hierarchy input of quoted market prices.

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2011, 2010 and 2009

2.	Significant accounting policies (continued):
	(e)	Inventory:
Inventory consists of supplies for the Company’s drilling rig to be consumed during the course of exploration development and operations. Cost represents the delivered price of the item.
	(f)	Mineral properties and deferred exploration costs:

The Company holds various positions in mineral property interests, including prospecting licences, reconnaissance licences, and options to acquire mining licences or leases.  All of these positions are classified as mineral properties for financial statement purposes.

Acquisition costs and exploration costs, including option payments, relating to mineral properties are deferred until the properties are brought into production, at which time they will be amortized on a unit-of-production basis, or until the properties are abandoned, sold or to be sold or management determines that the mineral property is not economically viable, at which time the unrecoverable deferred costs are written off.  Option payments arising on the acquisition of mineral property interests are exercisable at the discretion of the Company and are recognized as paid or payable.

Amounts recovered from third parties to earn an interest in the Company’s mineral properties are applied as a reduction of the mineral property and deferred exploration costs.

Overhead costs directly related to exploration are allocated to the mineral properties explored during the year and are deferred and are to be amortized using the same method applied to property-specific exploration costs.  All other overhead and administration costs are expensed in the year they are incurred.

For a mining property, the cost of the asset includes exploration costs if the enterprise considers that such costs have the characteristics of property, plant, and equipment.  Emerging Issue Committee Abstract 174, Mining Exploration Costs, (EIC-174) states that a mining enterprise that has not established mineral reserves objectively, and therefore does not have a basis for preparing a projection of the estimated cash flow from the property, is not precluded from considering the exploration costs to have the characteristics of property, plant and equipment.  Therefore a mining enterprise in the development stage is not required to consider the conditions in Accounting Guideline No. 11, Enterprises in the Development Stage, (AcG 11) regarding impairment in determining whether exploration costs may be initially capitalized.

With respect to impairment of capitalized exploration costs, a mining enterprise in the development stage has not established mineral reserves objectively, and, therefore, does not have a basis for preparing a projection of the estimated cash flow from the property.  However, such an enterprise should consider if the value of the properties are impaired in determining whether a subsequent write-down of capitalized exploration costs related to mining properties is required.

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2011, 2010 and 2009

2.	Significant accounting policies (continued):

(f)	Mineral properties and deferred exploration costs (continued):

The Company considers that its exploration costs have the characteristics of property, plant, and equipment, and, accordingly, defers such costs.  Furthermore, pursuant to EIC-174, deferred exploration costs are not automatically subject to regular assessment of recoverability, unless conditions, such as those discussed in AcG 11, exist.

The Company follows these recommendations and therefore the unproven mineral property claim costs are initially capitalized.  Mineral properties and deferred exploration costs are tested for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable.  An impairment loss is recognized if, at the date it is tested for recoverability, the carrying amount of the mineral property exceeds the sum of the undiscounted cash flows expected to result from its production and/or eventual disposition.  The impairment loss is measured as the amount by which the carrying amount of the mineral property exceeds its fair value.

(g)	Equipment and leasehold improvements:

Equipment and leasehold improvements, other than mineral properties and deferred exploration and development costs, are recorded at cost and amortization is provided for on a declining balance basis using the following rates:

Assets	Rate

Machinery and equipment	20% to 30%
Automotive	30%
Computer equipment	30%
Drilling equipment and automotive equipment under capital lease	6.67%
Leasehold improvements	20%

(h)	Stock-based compensation:

All stock-based compensation is determined based on the fair value method and expensed over the expected vesting period.  The fair value of restricted stock units (RSUs) is determined as the market price of the Company’s shares on the grant date multiplied by the number of RSUs granted.

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2011, 2010 and 2009

2.	Significant accounting policies (continued):

(i)	Income taxes:

The Company follows the asset and liability method of accounting for income taxes.  Under the asset and liability method, future income tax assets and liabilities are determined based on differences between the financial statement carrying values of existing assets and liabilities and their respective income tax bases (temporary differences) and loss carry forwards, and are measured using the enacted or substantively enacted tax rates expected to be in effect when the temporary differences are likely to reverse.  Future tax benefits, such as non-capital loss carry forwards, are recognized if realization of such benefits is considered more likely than not.

(j)	Asset retirement obligation:

The Company recognizes the fair value of a future asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that results from the acquisition, construction, development, and/or normal use of the assets if a reasonable estimate of fair value can be made.  The Company concurrently recognizes a corresponding increase in the carrying amount of the related long-lived asset that is depreciated over the life of the asset.  The fair value of the asset retirement obligation is estimated using the expected cash flow approach that reflects a range of possible outcomes discounted at a credit-adjusted risk-free interest rate.  Subsequent to the initial measurement, the asset retirement obligation is adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation.  Changes in the obligation due to the passage of time are recognized in income as an operating expense using the interest method.  Changes in the obligation due to changes in estimated cash flows are recognized as an adjustment of the carrying amount of the related long-lived asset that is depreciated over the remaining life of the asset.

The Company has determined that it has no material asset retirement obligations as at August 31, 2011 and 2010.
(k)	Loss per share:

Loss per share has been calculated using the weighted average number of common shares issued and outstanding.  Shares held in escrow subject to performance conditions for release are considered contingently issuable shares and are excluded from the weighted average number of shares used in calculating loss per share prior to their eligibility for release.  All outstanding stock options, restricted stock units, special warrants and share purchase warrants, all of which could potentially dilute basic loss per share, have not been included in the computation of diluted loss per share because to do so would be anti-dilutive.

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2011, 2010 and 2009

2.	Significant accounting policies (continued):
	(l)	Use of estimates:

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the year.  Areas requiring the use of estimates and measurement uncertainties include the valuation and impairment of value of mineral properties and deferred exploration costs and the determination of future income taxes.  Actual results may differ from management’s estimates.

	(m)	Segmented information:

The Company’s principal operations are located in Tanzania.  The Company conducts its business in a single operating segment being the investment in and exploration of mineral properties.  All mineral properties (note 3) and significant equipment and leasehold improvements are situated in Tanzania (note 4).

	(n)	Comparative figures:
Certain comparative figures have been reclassified to conform with the financial statement presentation adopted for the current year.
	(o)	Financial instruments - recognition and measurement:
Financial assets and liabilities, including derivative instruments, are classified into one of the following balance sheet categories:
• Held-for-trading financial assets and liabilities are initially measured at fair value with subsequent changes in fair value being recognized in the net earnings;

• Available-for-sale financial assets are initially measured at fair value with subsequent changes in fair value being recognized in other comprehensive income until the instrument is derecognized or impaired at which time the amount would be recorded in net earnings; or

• Held-to-maturity investments, loans and receivables, or other financial liabilities are initially measured at fair value with subsequent changes measured at amortized cost utilizing the effective interest rate method.

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2011, 2010 and 2009

2.	Significant accounting policies (continued):
	(o)	Financial instruments - recognition and measurement (continued):
The Company classified financial instruments as follows:

• Cash and cash equivalents and short-term investments are classified as held-for-trading and accordingly carried at their fair values;

• Accounts and other receivables are classified as loans and receivables; and

• Accounts payable and accrued liabilities and convertible debt are classified as other financial liabilities.

As at August 31, 2011 and 2010, the carrying value of cash and cash equivalents, accounts and other receivables and accounts payable and accrued liabilities approximate their fair values due to their short-term to maturity.  Cash and cash equivalents and short-term investment fair values are based on Level 1 hierarchy inputs.

Transaction costs that are directly attributable to the issuance of financial assets or liabilities are accounted for as part of the carrying value at inception, and are recognized over the term of the assets or liabilities using the effective interest method.

	(p)	Accounting for units of equity:

The Company may issue units of equity consisting of common shares and common share purchase warrants.  The Company allocates the proceeds received to the common shares and common share purchase warrants, on a relative fair value basis, using the market value of the shares and the fair value of the warrants calculated using the Black-Scholes model.

	(q)	Future Canadian accounting standards:
International Financial Reporting Standards (IFRS):

In 2006, the Canadian Accounting Standards Board (AcSB) published a new strategic plan that will significantly affect financial reporting requirements for Canadian companies.  The AcSB strategic plan outlines the convergence of Canadian GAAP with IFRS over an expected five year transitional period.  In February 2008, the AcSB announced that 2011 is the changeover date for publicly-listed companies to use IFRS, replacing Canadian GAAP.  The changeover date is for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011.  The Company will therefore adopt IFRS for its August 2012 year end and beginning with the 1st quarter financials ended November 2011.  The transition date of September 1, 2010 will require the restatement for comparative purposes of amounts reported by the Company for the year ending August 31, 2011.  The impact of the new standards on the Company’s financial statements is currently being evaluated by management.

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2011, 2010 and 2009

3.	Mineral properties and deferred exploration costs:
The Company explores or acquires gold or other precious metal concessions through its own efforts or through the efforts of its subsidiaries. All of the Company’s concessions are located in Tanzania.

The Company’s mineral interests in Tanzania are initially held under prospecting licenses granted pursuant to the Mining Act, 2010 (Tanzania) for a period of up to four years, and are renewable two times for a period of up to two years each.  Annual rental fees for prospecting licenses are based on the total area of the license measured in square kilometres, multiplied by USD$40/sq.km for the initial period, $50/sq.km for the first renewal and $60/sq.km for the second renewal.  With each renewal at least 50% of the licensed area, if greater than 20 square kilometres, must be relinquished and if the Company wishes to keep the relinquished one-half portion, it must file a new application for the relinquished portion.  There is also an initial one-time “preparation fee” of USD$200.00 per license.  Upon renewal, there is a renewal fee of USD$100.00 per licence.

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2011, 2010 and 2009

3.	Mineral properties and deferred exploration costs (continued):

The continuity of expenditures on mineral properties is as follows:

	Itetemia (a)	Luhala (b)	Kigosi (c)	Lunguya (d)	Kanagele (e)	Tulawaka (f)	Ushirombo (g)	Mbogwe (h)	Biharamulu (i)	Buckreef (j)	Other (k)	Total

Balance, August 31, 2008	$6,208,311	$4,116,047	$6,031,366	$2,762,264	$1,212,978	$673,612	$38,553	$476,974	$18,519	$-	$2,821,719	$24,360,343
Exploration expenditures:
Camp, field supplies and travel	-	-	271,912	5,476	-	-	830	4,680	-	-	10,375	293,273
Exploration and field overhead	30,458	1,203	1,315,001	41,178	15,968	6,100	26,758	25,661	2,743	-	230,919	1,695,989
Geophysical and geochemical	-	-	266,525	12,776	-	-	10,375	16,577	-	-	24,164	330,417
Property acquisition costs	29,833	-	24,866	-	47,213	14,675	-	1,692	-	-	354,008	472,287
Trenching and drilling	-	-	1,421,843	-	-	-	-	-	-	-	-	1,421,843
Recoveries	(159,016)	(193,514)	(60,006)	-	-	(1,661)	-	-	(2,116)	-	-	(416,313)
	(98,725)	(192,311)	3,240,141	59,430	63,181	19,114	37,963	48,610	627	-	619,466	3,797,496
	6,109,586	3,923,736	9,271,507	2,821,694	1,276,159	692,726	76,516	525,584	19,146	-	3,441,185	28,157,839
Write-offs	-	-	-	-	(246,546)	-	-	(486,919)	-	-	(473,944)	(1,207,409)

Balance, August 31, 2009	6,109,586	3,923,736	9,271,507	2,821,694	1,029,613	692,726	76,516	38,665	19,146	-	2,967,241	26,950,430
Exploration expenditures:
Camp, field supplies and travel	-	-	272,210	10,706	-	-	52	-	93	-	312	283,373
Exploration and field overhead	1,265	1,773	998,291	114,215	12,097	3,508	169,735	42,088	190,195	-	215,759	1,748,926
Geological consulting and field ages	-	-	8,526	-	-	-	-	-	-	-	-	8,526
Geophysical and geochemical	-	-	478,520	6,748	-	-	-	-	35	-	518	485,821
Property acquisition costs	27,343	-	24,110	-	55,421	14,851	-	-	-	-	243,796	365,521
Trenching and drilling	-	-	471,698	-	-	-	-	-	-	-	-	471,698
Recoveries	(192,260)	(83,395)	(35)	-	-	(32,042)	-	-	(40,073)	-	-	(347,805)
	(163,652)	(81,622)	2,253,320	131,669	67,518	(13,683)	169,787	42,088	150,250	-	460,385	3,016,060
	5,945,934	3,842,114	11,524,827	2,953,363	1,097,131	679,043	246,303	80,753	169,396	-	3,427,626	29,966,490
Write-offs	-	-	-	-	-	-	-	-	-	-	(10,464)	(10,464)

Balance, August 31, 2010	5,945,934	3,842,114	11,524,827	2,953,363	1,097,131	679,043	246,303	80,753	169,396	-	3,417,162	29,956,026
Exploration expenditures:
Camp, field supplies and travel	-	-	321,490	64,326	-	-	-	-	-	-	35,892	421,708
Exploration and field overhead	13,957	7,408	1,255,558	152,294	2,833	971	18,052	3,821	2,300	596,202	183,972	2,237,368
Geological consulting and field ages	-	-	22,331	-	-	-	-	-	-	-	-	22,331
Geophysical and geochemical	-	-	191,604	66,550	-	-	-	-	-	-	39	258,193
Property acquisition costs	25,870	-	219,639	-	55,882	15,595	-	-	-	3,822,521	259,706	4,399,213
Trenching and drilling	-	-	330,764	243,873	-	-	-	-	-	-	-	574,547
Recoveries	(162,702)	(121,896)	-	-	-	(600)	-	-	-	-	-	(279,244)
	(122,875)	(114,488)	2,341,386	526,953	58,715	15,966	18,052	3,821	2,300	4,418,723	479,609	7,634,113
	5,823,059	3,727,626	13,866,213	3,480,316	1,155,846	695,009	264,355	84,574	171,696	4,418,723	3,896,771	37,590,139
Write-offs	-	-	-	(68,189)	-	-	-	(2,535)	-	-	(3,774,840)	(3,845,564)
Balance, August 31, 2011	$5,823,059	$3,727,626	$13,866,213	$3,412,127	$1,155,846	$695,009	$264,355	$82,039	$171,696	$4,418,723	$121,934	$33,744,578

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2011, 2010 and 2009

3.	Mineral properties and deferred exploration costs (continued):
The Company assessed the carrying value of mineral properties and deferred exploration costs as at August 31, 2011 and recorded a write-down of $3,845,564.
	(a)	Itetemia Project:

Through prospecting and mining option agreements, the Company has options to acquire interests in several ltetemia property prospecting licenses.  The prospecting licenses comprising the Itetemia property are held by the Company; through the Company's subsidiaries, Tancan or Tanzam.  In the case of one prospecting license, Tancan acquired its interest pursuant to the Stamico Venture Agreement, as amended June 18, 2001 and July 2005.

Stamico retains a 2% royalty interest as well as a right to earn back an additional 20% interest in the prospecting licence by meeting 20% of the costs required to place the property into production.  The Company retains the right 10 purchase one-half of Stamico's 2% royalty interest in exchange for USD$1,000,000.

The Company is required pay to Stamico an annual option fee of USD$25,000 per annum until commercial production.
As at August 31, 2011, two of the licenses are subject to an Option Agreement with Barrick Exploration Africa Ltd. (BEAL) (note 3(l)).

In January 2007, the Company concluded an Option and Royalty Agreement with Sloane over a portion of the Company's Itetemia Property.  Under the Option Agreement, the Company granted Sloane the right to earn a beneficial interest ranging from 90% to 100% in certain ltetemia prospecting licenses in the Lake Victoria greenstone belt of Tanzania.  In December 2010, Sloane returned two Itetemia licences to the Company.

During the year ended August 31, 2011, the Company did not abandon any licences in the area and no write-off was taken in this area (2010 - nil; 2009 - nil).
	(b)	Luhala Project:

In January 2007, the Company concluded an Option Royalty Agreement with Sloane for its Luhala property.  Under the Option Agreement, the Company granted Sloane the right to earn a 100% beneficial interest in the Luhala Project.  In December 2009, Sloane returned seven Luhala licences to the Company.

During the year ended August 31, 2011, the Company did not abandon any licences in the area and no write-off was taken in this area (2010 - nil; 2009 - nil).

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2011, 2010 and 2009

3.	Mineral properties and deferred exploration costs (continued):
	(c)	Kigosi:

The Kigosi Project is principally located within the Kigosi Game Reserve controlled area.  Through prospecting and mining option agreements, the Company has options to acquire interests in several Kigosi prospecting licenses.

The Company entered into a Purchase and Sale Agreement with Ashanti Goldfields (Cayman) Limited (Ashanti) dated September 26, 2006 for the repurchase of its rights to the Kigosi property, including all related camp and equipment, along with the purchase of a non-associated property, the Dongo property, from Ashanti.

The acquisition was satisfied by the issuance to Ashanti a total of 180,058 common shares of the Company in two tranches and subject to certain conditions set out below.  The two tranches consist of:  (i) the issuance of 160,052 common shares which were issued in consideration of the transfer to the Company of the Kigosi Rights, as defined in the Agreement; and (ii) subject to receipt of ministerial consent from the Tanzanian government to the transfer from Ashanti to the Company of the Dongo Rights, as defined in the Agreement, the issuance to Ashanti of 20,006 common shares of the Company.  On March 8, 2011 the second of two tranches of the acquisition was satisfied by the issuance to Ashanti of 20,006 common shares of the Company for the purchase of the Dongo property.

During the year ended August 31, 2011, the Company did not abandon any licences in the area therefore no write off was taken for this property (2010 - nil; 2009 - nil).
	(d)	Lunguya:
During the year ended August 31, 2011, the Company abandoned three licenses in the area and wrote off $68,189 for this property (2010 - nil; 2009 - nil).
	(e)	Kanagele:
During the year ended August 31, 2011, the Company did not abandon any licences in the area therefore no write off was taken for this property (2010 - nil; 2009 - $246,546).
	(f)	Tulawaka:

The Company owns or has options to acquire interests ranging from 65% to 90% in the licences through prospecting and option agreements.  Three licences are subject to an option agreement with MDN Inc. (MDN) (note 3(l)).

During the year ended August 31, 2011, the Company did not abandon any licences in the area therefore no write off was taken for this property (2010 - nil; 2009 - nil).
	(g)	Ushirombo:
During the year ended August 31, 2011, the Company did not abandon any licences in the area and no write off was taken in this area (2010 - nil; 2009 - nil).

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2011, 2010 and 2009

3.	Mineral properties and deferred exploration costs (continued):

(h)	Mbogwe:
During the year ended August 31, 2011, the Company abandoned three licences in the area and wrote off $2,535 for this property (2010 - nil; 2009 - $468,919).
(i)	Biharamulo:
Three Biharamulo licences are subject to the option agreement with MDN (note 3(m)).
During the year ended August 31, 2011, the Company did not abandon any licences in the area no write off was taken for this property (2010 - nil; 2009 - nil).
(j)	Buckreef Gold Project:

On December 21, 2010, the Company announced it was the successful bidder for the Buckreef Gold Mine Re-development Project in northern Tanzania (the Buckreef Project).  Pursuant to the terms of the heads of agreement dated December 16, 2010, the Company paid U.S. $3,000,000 to Stamico in consideration of the transaction.  On October 25, 2011, a Definitive Joint Venture Agreement was entered into with Stamico for the development of the Buckreef Gold Project.  Through its wholly-owned subsidiary, Tanzania American International Development Corporation 2000 Limited (Tanzam), the Company will hold a 55% interest in the joint venture company, Buckreef Gold Company Limited, with Stamico holding the remaining 45%.

(k)	Other properties:
The Company has options to acquire interests in their other properties ranging from 51% to 100%. To maintain these options and licences, the Company must make the following future payments:

USD$

2012	209,000
2013	160,000
2014	45,000
Thereafter	-

During the year ended August 31, 2011, the Company abandoned certain licences in the areas and wrote off $3,774,837 (2010 - $10,464; 2009 - $473,944) of costs related to the abandoned area located within the other properties category.

	(l)	Joint venture with BEAL:

BEAL had the option to acquire the total rights, titles, and interests of the Company in prospecting licences in various properties, herein called the BEAL project. In exchange for this option, BEAL paid USD$100 to the Company.  To maintain and exercise the option, BEAL was required to incur USD$250,000 in exploration and development costs on the BEAL project within a year of closing the agreement (completed), and thereafter, BEAL must expend USD$50,000 each year for each retained prospecting licence.  In addition, BEAL must make USD$40,000 annual payments to the Company for each retained prospecting licences in December 2006 and subsequent years.

3.	Mineral properties and deferred exploration costs (continued):
	(l)	Joint venture with BEAL (continued):

Within thirty days after commercial production, BEAL must pay the Company USD$1,000,000 and an additional USD$1,000,000 on each of the next two years.  BEAL will also pay the owner of the licence 1.5% of net smelter returns.

The Company has received from BEAL notices of relinquishment for all rights, titles, and interests in all but two prospecting licenses included in the Option Agreement, which are located at Itetemia.
	(m)	Option Agreement with MDN:

On January 20, 2003, as amended on March 18, 2003 and January 9, 2007, the Company entered into an agreement with MDN granting MDN the exclusive option to acquire the total rights, titles, and interests of the Company in certain prospecting licences.  To maintain and exercise the option, MDN has made annual payments for each retained prospecting licence, incurred minimum exploration and development expenditures and certain drilling requirements undertake all obligations of the Company in respect of the licences and complete a feasibility study by December 31, 2009.  Upon exercise of the option, the Company shall retain a net smelter return royalty fluctuating between 0.5% to 2.0% depending on the price of gold.  On November 11, 2009, the Company was advised by MDN that a feasibility study and production decision would not be made by December 31, 2009.  In consideration for a second extension of the feasibility study and production decision date to December 31, 2010, MDN issued 125,000 common shares of MDN to the Company.  The prospecting licences under option to MDN are located at Biharamulo and Tulawaka.

These 125,000 shares were issued to the Company on November 17, 2009 at a cost basis of $73,750.  The Company designed the short-term investment as held-for-trading.  On May 31, 2010, the Company sold 10,000 of these shares for proceeds of $4,100 and recognized a loss of $1,800.  On June 1, 2010, the Company sold 10,000 of the shares for proceeds of $4,300 and recognized a loss of $1,600.  As at August 31, 2011, the remaining 105,000 shares had a fair value of $40,425.  The Company recorded a loss of $11,025 during the period.

	(n)	Option Agreement with Kazakh Africa Mining Ltd. (Kazakh):

In January 2009, the Company signed an Option and Royalty Agreement with Kazakh over the Company’s Mwadui Project area diamond prospecting licenses and applications located in the Lake Victoria Greenstone Belt of Tanzania.  Kazakh has the option to acquire a 100% interest in the licenses by fulfilling various option payments over a 72-month period, whereby the Company will then receive a gross overriding royalty of 1.5% on all diamonds sold, and a net smelter returns royalty of up to 2.0% on any other minerals produced.  On August 7, 2011 the Company gave Kazakh notice of default for non-payment of overdue amounts under the option and royalty agreement.  On September 5, 2011 the option rights of Kazakh were terminated.

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2011, 2010 and 2009

3.	Mineral properties and deferred exploration costs (continued):
	(o)	Option Agreement with Songshan Mining Co. Ltd., a corporation based in the People's Republic of China (Songshan):

On February 25, 2009, the Company entered into an Option and Royalty Option Agreement with Songshan, granting Songshan an option to acquire a 100% interest in the Company's 26 Kabanga nickel licenses and applications located in northwestern Tanzania, by completing certain exploration work over a period of three years, and then making a production decision, subject to a 3% net smeller royalty reserved in favor of the Company.  In January 2010, Jinchuan Mining, a Chinese metals company, concluded an agreement with Songshan to participate in the exploration and development of the Kabanga nickel properties.  Jinchuan Mining has agreed to act as operator and hold complete financial responsibility for all exploration activities on the nickel exploration licences.

4.	Equipment and leasehold improvements:

2011	Cost	Accumulated amortization	Net book value

Drilling equipment	$386,713	$225,997	$160,716
Automotive equipment under capital lease	144,061	75,498	68,564
Automotive	293,975	116,228	177,747
Computer equipment	166,559	114,566	51,993
Machinery and equipment	1,441,060	453,049	988,010
Leasehold improvements	4,469	4,469	-

	$2,436,837	$989,806	$1,447,030

2010	Cost	Accumulated amortization	Net book value

Drilling equipment	$464,487	$199,997	$264,490
Automotive equipment under capital lease	173,034	68,531	104,503
Automotive	209,434	95,996	113,438
Computer equipment	120,597	81,715	38,882
Machinery and equipment	780,394	209,309	571,085
Leasehold improvements	5,594	5,222	372
	$1,753,540	$660,770	$1,092,770

5.	Obligations under capital lease:
The capital lease has been fully paid for on July 29, 2010. There are no other capital leases.

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2011, 2010 and 2009

6.	Convertible debt:
Allocation of gross proceeds at inception:
August 31, 2011:

	May 2010	August 2010	September 2011	October 2011	Total

Gross proceeds	$1,000,000	$1,000,000	$1,000,000	$1,060,000	$4,060,000
Fair value of liability portion	978,997	965,375	965,375	1,023,297	3,933,049
Fair value of equity portion	21,003	34,625	34,625	36,703	126,956

Liability portion of convertible debt:
Opening balance	-	-	-	-	-
Initial fair value of debt component	978,997	965,375	965,375	1,023,297	3,933,044
Issuance costs	(14,996)	(111,160)	(3,359)	(22,413)	(151,928)
Accretion expense	33,137	85,534	39,369	46,022	204,062
Interest paid	(26,712)	(30,000)	-	-	(56,712)
Conversion into common shares	(970,426)	-	-	-	(970,426)

Closing balance of liability portion	$-	$909,749	$1,001,385	$1,046,906	$2,958,039

Equity portion of convertible debt:
Opening balance	$-	$-	$-	$-	$-
Initial fair value of debt component	21,003	34,625	34,625	36,703	126,956
Issuance costs	(332)	(3,987)	(120)	(804)	(5,243)
Conversion into common shares	(20,681)	-	-	-	(20,681)

Closing balance of equity portion	$-	$30,638	$34,505	$35,899	$101,032

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2011, 2010 and 2009

6.	Convertible debt (continued):
Allocation of gross proceeds at inception (continued):
August 31, 2010:

	May 2010	August 2010	Total

Gross proceeds	$1,000,000	$1,000,000	$2,000,000
Fair value of liability portion	978,997	965,375	1,944,372
Fair value of equity portion	21,003	34,625	55,628

Liability portion of convertible debt:
Opening balance	-	-	-
Initial fair value of debt component	978,997	965,375	1,944,372
Issuance costs	(14,996)	(111,160)	(126,156)
Accretion expense	12,540	10,470	23,010
Interest paid	-	-	-
Conversion into common shares	-	-	-

Closing balance of liability portion	$976,541	$864,685	$1,841,226

Equity portion of convertible debt:
Opening balance	$-	$-	$-
Initial fair value of debt component	21,003	34,625	55,628
Issuance costs	(322)	(3,987)	(4,309)
Conversion into common shares	-	-	-

Closing balance of equity portion	$20,681	$30,638	$51,319

On May 28, 2010, the Company issued a three-year convertible promissory note to an arm's length third party in the principal amount of $1,000,000 bearing interest at 3% and convertible into 222,173 common shares at a price of $4.501 per share.  A bonus of 25,000 common shares will be payable if the note is converted into common shares by October 11, 2011.  On April 1, 2011, this Promissory Note was converted into 222,173 common shares at a price of $4.501 per share and the 25,000 bonus common shares were issued.

On August 17, 2010, the Company issued a three-year convertible promissory note to an arm’s length third party, in the principal amount of $1,000,000 bearing interest at 3% and convertible into 255,484 common shares at a price of $4.286 per share.  The agreement charged finance and commitment fees of $95,000 which was paid by issuing 22,166 common shares.  These shares will be refundable to the Company if the remaining principal is not fully converted into common shares by December 9, 2011.  Subsequent to August 31, 2011, the Company received notice of conversion - see note 13(a).

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2011, 2010 and 2009

6.	Convertible debt (continued):
Allocation of gross proceeds at inception (continued):
August 31, 2010:

On September 23, 2010 the Company completed a private placement with an arm’s length third party consisting of a three-year convertible promissory note in the principal amount of $1,000,000 bearing interest at 3% and convertible into 221,337 common shares at the price of $4.518 per share.

On October 4, 2010 the Company completed a private placement with arm’s length third parties consisting of three-year convertible promissory notes in the aggregate principal amount of $1,060,000 bearing interest at 3% and convertible into 204,772 common shares at the price of $5.1765 per share.

Each of the convertible debentures includes a conversion feature.  The Company determined a fair value of the financial liability by obtaining independent bank rates of 3.75% for the May 2010 debt and 4.25% for the August, September and October 2010 debt, assuming a three-year expected life and assigned the residual value of all debts to the equity conversion feature in the amount of $126,956 (2010 - $55,628).  Total transaction costs for all debt agreements were $157,171 (2010 - $130,465) of which $5,243 was allocated to the equity component, which aggregated to $101,032 (2010 - $51,319 (note 8(e)).

7.	Income taxes:
The tax effects of significant temporary differences which would comprise tax assets and liabilities at August 31, 2011 and 2010 are as follows:

	2011	2010
Future income tax assets:
Equipment	$65,000	$63,000
Non-capital losses for tax purposes	8,157,000	6,103,000
Capital losses for tax purposes	32,000	32,000
Resource amounts	(2,105,000)	445,000
Finance costs	20,000	(5,000)
	6,169,000	6,638,000
Valuation allowance	(6,169,000)	(6,638,000)

Net future income tax assets	$-	$-

Future income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  In assessing the recoverability of future tax assets, management considers whether it is more likely than not that some portion or all of the future tax assets will not be realized.  The ultimate realization of future tax assets is dependent upon the generation of future taxable income during the periods in which the temporary differences become deductible.

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2011, 2010 and 2009

7.	Income taxes (continued):

At August 31, 2011, the Company has non-capital losses for Canadian income tax purposes of approximately $11,691,000, which are available to carry forward to reduce future years’ taxable income.  These income tax losses expire as follows:

2014	$914,000
2015	997,000
2026	1,711,000
2027	1,388,000
2028	1,333,000
2029	1,587,000
2030	1,427,000
2031	2,334,000

$11,691,000

The Company has non-capital losses for Tanzania tax purposes of approximately $17,450,000 which have no expiry date.
The reconciliation of income tax attributable to continuing operations computed at the statutory tax rates to income tax expense is:

	2011	2010	2009

Combined basic Canadian federal and provincial statutory income tax rates including surtaxes	28.9%	30.3%	31.8%

Statutory income tax rates applied to accounting income	$(2,954,000)	$(1,040,000)	$(1,502,000)

Increase (decrease) in provision for income taxes:
Valuation allowance	(469,000)	(1,457,000)	1,256,000
Foreign tax rates different from statutory rate	357,000	236,000	157,000
Permanent differences and other items	564,000	1,804,000	(144,000)
Costs capitalized with no tax basis	2,502,000
Loss expired in year	-	457,000	233,000

Recovery (provision) for income taxes	$-	$-	$-

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2011, 2010 and 2009

8.	Share capital:
	(a)	Authorized:

The Corporation’s Restated Articles of Incorporation authorize the Corporation to issue an unlimited number of common shares.  As of July 11, 2011 the Board resolved that the Company authorize for issuance up to a maximum of 105,000,000 common shares, subject to further resolutions of the Company’s board of directors.

	(b)	Issued common shares, warrants and share subscriptions:

	Number of shares	Amount

Balance, August 31, 2008	88,114,352	$61,705,400
Issued for private placements	1,456,801	5,240,000
Issued pursuant to share subscriptions agreement	141,809	750,000
Issued pursuant to Restricted Shares Unit Plan	69,582	416,316

Balance, August 31, 2009	89,782,544	68,111,716

Issued for private placements, net	1,462,584	3,984,479
Issued pursuant to Restricted Shares Unit Plan	148,165	664,115
Issued for financing and commitment fees in convertible debt agreements (note 6)	22,166	95,000

Balance, August 31, 2010	91,415,459	72,855,310

Issued for private placements, net of share issue costs	2,532,119	12,912,783
Issued pursuant to share subscriptions agreement	144,430	800,000
Issued pursuant to Restricted Shares Unit Plan	136,408	681,339
Issued on conversion of convertible debt agreement (note 6)	247,173	971,107
Issued for acquisition of property	20,006	97,035
Issued for prospectus, net of share issue costs	5,263,158	22,354,127

Balance, August 31, 2011	99,758,753	$110,671,701

On September 7, 2010 the Company completed an $800,000 private placement pursuant to a subscription agreement dated August 24, 2010 with the Company’s President and CEO for 144,430 common shares at a price of $5.539 per share.

On November 5, 2010 the Company completed $4,841,600 private placements with arm’s length third parties for an aggregate 800,000 common shares at the price of $6.052 per share and an aggregate 200,000 common share purchase warrants exercisable at the price of $7.309 per share and expiring on October 20, 2012.  In addition, the Company paid a finder’s fee of 64,000 common shares at the subscription price of $6.052 per share to arm’s length third parties.

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2011, 2010 and 2009

8.	Share capital (continued):
	(b)	Issued common shares, warrants and share subscriptions (continued):

On November 23, 2010 the Company completed a $5,000,000 private placement with an arm’s length third party for 851,209 common shares at the price of $5.874 per share and 212,802 common share purchase warrants exercisable at the price of $7.05 per share and expiring on November 9, 2012.  In addition, the Company paid a finder’s fee of 68,097 common shares at the subscription price of $5.874 per share to arm’s length third parties.

On January 31, 2011 the Company completed a $4,049,110 private placement with an arm’s length third party for 690,150 common shares at a price of $5.867 per share and 172,538 common share purchase warrants exercisable at the price of $6.903 per share expiring on December 22, 2012.  In addition, the Company paid a finder’s fee of 58,663 common shares at the subscription price of $5.867 per share to an arm’s length third party.

On August 12, 2011, the Company completed an equity financing with an arm’s length third party for 5,263,158 units at a price of USD$5.70 per unit for gross proceeds of USD$30 million.  Each unit consisted of one common share of the company and one common share purchase warrant.  Each warrant entitles the holder to acquire one common share at an exercise price of USD$6.25 for a period of two years following the closing date.  In addition, the Company issued to the Underwriter 368,421 compensation options, each exercisable to acquire one common share at a price of USD$5.91 for a period of two years.

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2011, 2010 and 2009

8.	Share capital (continued):
	(b)	Issued common shares, warrants and share subscriptions (continued):
Warrants and compensation options:
At August 31, 2011, the following warrants and compensation options were outstanding:

	Number of Warrants	Exercise price	Expiry date	Value of Warrants

Balance, August 31, 2010	-	-	-	-
Private placement November 5, 2010	200,000	$7.309	October 20, 2012	$345,900
Private placement November 23, 2010	212,802	$7.05	November 9, 2012	$640,979
Private placement January 31, 2011	172,538	$6.903	December 22, 2012	$232,314
Equity financing August 12, 2011	5,263,158	USD$6.25	August 12, 2013	$4,567,128
Equity financing compensation options August 12, 2011	268,421	USD$5.91	August 12, 2013	$434,798
Issuance costs	-	-	-	$(509,709)

Balance, August 31, 2011	6,216,919	-	-	$5,411,410

(c)	Employee stock ownership plan:

On May 1, 2003, the Company established a non-leveraged employee stock ownership plan (ESOP) for all eligible employees, consultants, and directors.  The Company matches 100 percent of participants’ contributions up to 5 percent of the participants’ salaries and 50 percent of participants’ contributions between 6 percent and 30 percent of the participants’ salaries.  All contributions vest immediately.  ESOP compensation expense for the year ended August 31, 2011 was $87,330 (2010 - $73,361, 2009 - $83,181) and is included in salaries and benefits expense.

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2011, 2010 and 2009

8.	Share capital (continued):
	(d)	Restricted share units:

The Restricted Stock Unit Plan (RSU Plan) is intended to enhance the Company’s and its affiliates’ abilities to attract and retain highly qualified officers, directors, key employees and other persons, and to motivate such officers, directors, key employees and other persons to serve the Company and its affiliates and to expend maximum effort to improve the business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company.  To this end, the RSU Plan provides for the grant of restricted stock units (RSUs).  Each RSU represents an entitlement to one common share of the Company, upon vesting.  As of November 24, 2010 the Board resolved to suspend 1,800,000 of the 2,500,000 common shares previously authorized for issuance under the RSU Plan, such that a maximum of 700,000 shares shall be authorized for issuance under the RSU Plan, until such suspension may be lifted or further amended.  RSU awards may, but need not, be subject to performance incentives to reward attainment of annual or long-term performance goals in accordance with the terms of the RSU Plan.  Any such performance goals are specified in the Award Agreement.

The Board of Directors implemented the RSU Plan under which officers, directors, employees and others are compensated for their services to the Company.  Annual compensation for directors is $68,750 per year, plus $6,875 per year for serving on Committees, plus $3,437 per year for serving as Chair of a Committee.  At the election of each individual director, up to one-third of the annual compensation may be received in cash, paid quarterly.  The remainder of the director’s annual compensation (at least two-thirds, and up to 100%) will be awarded as RSUs in accordance with the terms of the RSU Plan and shall vest within a minimum of one (1) year and a maximum of three (3) years, at the election of the director, subject to the conditions of the RSU Plan with respect to earlier vesting.   In 2011 outside directors had the option to elect to receive 100% of their compensation in RSUs.  If 100% compensation in RSUs elected, the compensation on which the number of RSUs granted in excess of the required two-thirds shall be increased by 20%.

Of the 700,000 shares authorized for issuance under the RSU Plan, 449,187 shares have been issued as at August 31, 2011.
Total stock-based compensation expense related to the issue of RSUs was $875,461 (2010 - $650,961; 2009 - $541,633).

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2011, 2010 and 2009

8.	Share capital (continued):

(e)	Contributed surplus:

Balance, August 31, 2008	$399,690
Stock-based compensation	541,633
Shares issued pursuant to RSU Plan	(416,316)
RSU shares forfeited	(52,429)

Balance, August 31, 2009	472,578
Stock-based compensation	650,961
Shares issued pursuant to RSU Plan (note 8(d))	(664,115)
RSU shares forfeited	(34,538)
Equity conversion value for convertible debt (note 6)	51,319

Balance, August 31, 2010	476,205
Stock-based compensation	875,461
Shares issued pursuant to RSU Plan (note 8(d))	(681,339)
RSU shares forfeited	(13,062)
Equity converted (note 6)	(20,681)
Equity conversion value for convertible debt (note 6)	70,404

Balance, August 31, 2011	$706,988

9.	Related party transactions:

During the year ended August 31, 2011, $461,484 (2010 - $381,690) was paid or payable by the Company to directors for directors’ fees.  Directors were paid $20,701 (2010 - $75,298) in cash and $440,783 (2010 - $299,314) in non-cash equivalent RSUs.

The Company engages a legal firm for professional services in which one of the Company’s directors is a partner.  During the year ended August 31, 2011, the legal expense charged by the firm was $797,146 (2010 - $143,524), of which $419,032 remains payable at year end.

During the year ended August 31, 2011, $156,119 (2010 - $204,777) was paid or payable by the Company to directors as consulting fee for serving on the Technical Committee.

During the year ended August 31, 2011, USD$9,600 (2010 - USD$9,600) was paid to a company associated with the Company’s Chairman and COO for office rental.

On September 7, 2010 the Company completed an $800,000 private placement pursuant to a subscription agreement dated August 24, 2010 with the Company’s President and CEO for 144,430 common shares at a price of $5.539 per share.

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2011, 2010 and 2009

9.	Related party transactions (continued):]

On February 1, 2011 the Audit Committee approved a loan agreement (the Loan Agreement) with Joseph Kahama (Kahama), the Chairman and COO (Tanzania) of the Company, providing for a six month loan from the Company to Kahama in the principal amount of USD$100,000 on arm’s length commercial terms, bearing interest at the prime rate charged by the Company’s bankers, determined monthly (the Loan).  Mr. Kahama repaid the loan principal plus interest on August 8, 2011.  Upon further review, the Board has determined that the Kahama loan was inadvertently not in compliance with Sarbanes-Oxley.  As a result, the Board has reviewed its corporate governance procedures with US counsel and has taken corrective action.

At August 31, 2011, the Company has a receivable of $7,214 from the Company’s President and CEO.
The above transactions were in the normal course of operations and were measured at the exchange amount which is the amount agreed to by the related parties.

10.	Commitments:

In addition to the property payments committed to by the Company to maintain options in certain prospecting and mining option agreements (note 3), the Company is committed to rental payments of approximately $13,860 for premises in 2011.

11.	Financial risk:
(a) Credit risk:

Credit risk is the risk of an unexpected loss if a third party to a financial instruments fails to meet its contractual obligations.  The Company is subject to credit risk on the cash balances at the bank, its short-term bank investments and accounts and other receivables.  The Company’s cash and cash equivalents and short-term bank investments are with Schedule 1 banks or equivalents.  The accounts and other receivables consist of GST/HST receivable from the Custom Revenue Agency and due from the CEO.

(b) Liquidity risk:

The Company manages liquidity risk by maintaining adequate cash balances in order to meet short-term business requirements.  Because the Company does not currently derive any production revenue from operations, its ability to conduct exploration and development work on its properties is largely based upon its ability to raise capital by equity funding.  Throughout the year, the Company has obtained funding via private placements, public offering and various sources, including the Company’s Chairman.  Refer to notes 3 and 8 which discussed payments the Company is committed to funding.

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2011, 2010 and 2009

11.	Financial risk (continued):
	(c)	Interest rate risk:

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rate.  The Company’s bank accounts earn interest income at variable rates.  The Company’s future interest income is exposed to changes in short-term rates.

The Company’s convertible debt fair value is based on market interest rate. As at August 31, 2011 the fair value of the convertible debt agreements did not differ materially from their carrying value.
	(d)	Currency risk:

The Company is exposed to the financial risk related to the fluctuation of foreign exchange rates.  The Company has offices in Canada, USA, and Tanzania, but holds cash mainly in Canadian and United States currencies.  A significant change in the currency exchange rates between the Canadian dollar relative to US dollar and Tanzanian shillings could have an effect on the Company’s results of operations, financial position, or cash flows.  At August 31, 2011, the Company had no hedging agreements in place with respect to foreign exchange rates.

At August 31, 2011, the Company is exposed to currency risk through the following assets and liabilities denominated in US dollars:

		2011		2010

Cash and cash equivalents	CAD$	329,176	CAD$	1,028,109
Accounts and other receivables		36,433		44,932
Accounts payable and accrued liabilities		(154,039)		(196,865)

	CAD$	257,088	CAD$	876,176

A 10% change in the Canadian dollar against the United States dollar at August 31, 2010 would have resulted in a change of $25,709 (2010 - $87,618) to net income.

12.	Capital management:

The Company’s objective when managing capital is to maintain adequate funds to support its exploration and development of its projects.  The Company considers shareholders’ equity as capital.  The adequacy of the capital structure and management approach is assessed on an ongoing basis and is adjusted as necessary after taking into consideration the Company’s strategy, metals markets, the mining industry, economic conditions and associated risks.  The Company’s capital management approach is reviewed on an ongoing basis.  The Company is not subject to externally imposed capital requirements.

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2011, 2010 and 2009

13.	Subsequent events:

(a)
On September 23, 2011, the Company received notice from an arm’s length third party to convert its Convertible debenture in the remaining principal amount of $1,000,000 bearing interest at 3% and convertible into 233,318 common shares at a price of $4.286 per share.  $95,000 of the outstanding principal was converted into 22,166 common shares on closing, which shares were refundable to the Company if the remaining principal balance was not fully converted by December 9, 2011.

(b)
On November 23, 2011, the Company announced it has agreed to amend the exercise price and term of warrants previously issued pursuant to its August 12, 2011 prospectus financing under which it raised USD$30,000,000 in an offering of 5,263,158 units consisting of one common share and one common share purchase warrant.  The exercise price of the 5,263,158 common share purchase warrants has been reduced from USD$6.25 to USD$4.00 and the term of the warrants has been extended one year to expire August 12, 2014.  In addition, if the weighted average trading price of the common shares increases to USD$6.50 after March 11, 2012, the Company will be entitled to require that the holders exercise the warrants, failing which the warrants will terminate.  The 368,421 compensation warrants issued under the prospectus financing have been amended in the same manner and repriced from USD$5.91 to USD$4.00.  All of the warrants are held by arm’s length investors.  The amendments become effective on December 7, 2011.

(c)	As of November 23, 2011, the Board resolved that the Company authorize for issuance up to a maximum of 115,000,000 common shares, subject to further resolutions of the Company’s Board of Directors.
(d)
On November 25, 2011, the Company announced that the Board of Directors has approved the adoption of a shareholder rights plan (the Rights Plan) designed to encourage the fair and equal treatment of shareholders in connection with any take-over bid for the outstanding common shares of the Company.  The Company’s Board is not aware of any specific take-over bid for Tanzanian Royalty that has been made or is contemplated.  The Rights Plan is subject to regulatory approval and the Company intends to put the Rights Plan before the shareholders for ratification.

(e)
On December 1, 2011, the Company announced that it received an updated NI 43-101 compliant technical report from Venmyn Rand (Pty) of South Africa for its Kigosi Gold Project in northern Tanzania.  In addition, the Company announced that it has entered into a joint venture with Stamico that will enable the state corporation to earn a 15% carried interest in the Kigosi Project.

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2011, 2010 and 2009

14.	Reconciliation between Canadian and United States generally accepted accounting principles:

These financial statements have been prepared in accordance with Canadian GAAP.  A description of United States generally accepted accounting principles (US GAAP) and rules prescribed by the United States Securities and Exchange Commission (SEC) that result in material measurement differences from Canadian GAAP are as follows:

(a)	Mineral property and deferred exploration cost:
Under Canadian GAAP, the Company capitalizes mineral property acquisition and exploration costs as described in note 2(f).

For US GAAP purposes, exploration and land use costs on mineral properties are expensed as incurred for US GAAP purposes, until commercially minable deposits are determined to exist within a particular property.  Property acquisition costs are capitalized as incurred and are subject to impairment analysis on occurrence of a triggering event, which is effectively a negative event that differs from the Company’s original expectations made at the time of the acquisition.  Such acquisition costs will be amortized on a unit of production basis once production commences.

For Canadian GAAP purposes, cash flows relating to mineral property exploration and land use costs are reported as investing activities in the consolidated statements of cash flows.  For US GAAP purposes, these costs would be characterized as operating activities in the consolidated statements of cash flows.

During the years ended August 31, 2011, 2010, and 2009, the Company wrote down mineral property and deferred exploration costs in its consolidated financial statements prepared in accordance with Canadian GAAP (note 3).  The mineral property exploration costs incurred would previously have been expensed for US GAAP and, as such, have been added back to loss from operations under US GAAP for the years ended August 31, 2011, 2010, and 2009.

As described in note 2(i), the Company follows the asset and liability method of accounting for income taxes.  This is consistent with the method used for US GAAP purposes.  However, differences to amounts recorded for future income taxes arose in prior years on the application of US GAAP to the financial statements due to the differences in accounting for mineral property exploration and land use costs.  The Company recognizes interest expense and penalties related to income tax uncertainty in the statement of operations, comprehensive loss, and deficit.

(b)	Stock-based compensation:

The Company followed the intrinsic value method up to August 31, 2005, in measuring compensation expense for employee options.  Under the intrinsic value method, compensation cost is the excess, if any, of the quoted market value of the stock at the measurement date, which is generally the grant date, over the amount an employee must pay to acquire the stock.  The application of the intrinsic value method resulted in compensation expense of $61,850 being recognized for stock-based compensation plans for employees prior to August 31, 2001, and no material expense for any of the other periods presented up to August 31, 2005.

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2011, 2010 and 2009

14.	Reconciliation between Canadian and United States generally accepted accounting principles (continued):
	(b)	Stock-based compensation (continued):

On September 1, 2005, the Company adopted the new stock-based compensation for US GAAP purposes, which requires the cost of employee services received in exchange for an award of equity instruments to be based on the grant-date fair value of the award.  The accounting for employee awards under US GAAP was now similar to the Company’s accounting policy for Canadian GAAP purposes, and, as such, a GAAP difference does not arise during the year ended August 31, 2006 and there is no cumulative-effect on adoption on September 1, 2005.

The cumulative-effect of stock options granted to non-employees for the period from implementation of the new US GAAP stock-based compensation rules to August 31, 2002 would have been a $393,078 increase in the deficit and share capital.  There were no options granted to non-employees after August 31, 2002.

With respect to escrowed shares, US GAAP generally considers escrowed shares to be a compensatory arrangement between the Company and the holder of the shares.  Accordingly, the difference between the market value of escrowed shares at the time the shares are eligible for release from escrow and the consideration paid or payable on the issue of the shares is recognized and charged to operations as compensation expense in the period the escrowed shares are eligible for release from escrow.

5,000,000 common shares of the Company held in escrow at August 31, 2002 became eligible for release during fiscal 2003.  Based on the market price at that time, $2,300,000 was charged to operations for US GAAP purposes in 2003.  No charge was made or required under Canadian GAAP.

	(c)	Convertible debt:

The Company entered into four convertible debt agreements during the years ended August 31, 2011 and 2010 (note 6).  The accounting for convertible debt under US GAAP is different to the Company’s accounting policy for Canadian GAAP purposes, and, as such, a GAAP difference arises for the years ended August 31, 2011 and 2010.  Under US GAAP, the Company assigned a value of $961,499 (2010 - $264,569) to the equity conversion feature in APIC using the intrinsic value method which was $888,638 (2010 - $213,250) higher than that recorded under Canadian GAAP, as described in note 6.  Further, US GAAP requires deferred issuance costs to be recorded as an asset and amortized using the effective interest method whereas under Canadian GAAP requires the amount to be netted against the associated debt.  Accordingly, a reclassification adjustment to the balance sheet of $88,810 (2010 - $122,792) was included in the reconciliation note.  As such, the financial liability component under US GAAP is $2,425,075 (2010 - $1,764,375) which was $532,964 (2010 - $76,851) lower than that recorded under Canadian GAAP and accretion expense under US GAAP is $434,332 (2010 - $36,617) which was $253,256 (2010 - $13,608) higher than under Canadian GAAP.

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2011, 2010 and 2009

14.	Reconciliation between Canadian and United States generally accepted accounting principles (continued):
	(d)	Foreign currency warrants:

On August 12, 2011, pursuant to an equity financing completed by the Company with an arm’s length third party, the Company issued warrants and compensation warrants with exercise prices denominated in US dollars (note 8).  Under Canadian GAAP, the foreign currency denominated warrants are classified within equity and initially measured using relative fair value (as elected under Canadian GAAP).  In accordance with US GAAP, foreign currency denominated warrants are considered a derivative as they are not indexed solely to the entity’s own stock.  The Company’s functional currency is the Canadian dollar and the exercise price is denominated in US dollars therefore, the warrants cannot be classified as equity-based on the evaluation of the instruments’ settlement provisions as they were not indexed solely to the Company’s common shares.  As a result, these instruments are treated as derivative liabilities and carried at fair value as determined by the Black-Scholes option pricing model, with changes in fair values recorded as gains or losses in the statements of operations.  Further, US GAAP requires that the proportionate share of issuance costs relating to the foreign currency warrants be expensed.

Accordingly, the Company reclassified $5,830,889 to financial liabilities on the balance sheet, recognized proportionate issuance costs of $602,223 and recognized a loss on derivative liability foreign currency warrants of $337,436 for the year ended August 31, 2011.  The cumulative impact on total share capital, share subscriptions received and warrants is $5,228,666.

	(e)	Reconciliation:
The effect of the measurement differences between Canadian GAAP and US GAAP on the consolidated balance sheets and statements of operations and cash flows is summarized as follows:
(i)Assets:

	2011	2010

Assets, under Canadian GAAP	$68,113,986	$32,783,560
Adjustment for mineral properties and deferred exploration (note 14(a))	(27,818,841)	(24,027,082)
Adjustment for convertible debt	88,810	122,792

Assets, under US GAAP	$40,383,955	$8,879,270

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2011, 2010 and 2009

14.	Reconciliation between Canadian and United States generally accepted accounting principles (continued):
(e)	Reconciliation (continued):

(ii)   Liabilities:

	2011	2010

Liabilities, under Canadian GAAP	$5,429,238	$620,725
Adjustment for foreign currency warrants (note 14(d))	5,830,889	-
Adjustment for loss on foreign currency warrants (note14(d))	337,436	-
Adjustment for convertible debt (note 14(c))	(532,964)	-

Liabilities, under US GAAP	$11,064,599	$620,725

(iii)  Share capital, share subscriptions received, contributed surplus and warrants:

	2011	2010

Share capital and share subscriptions received, under Canadian GAAP	$110,671,701	$73,729,45
Contributed surplus, under Canadian GAAP	706,988	476,205
Warrants, under Canadian GAAP	5,411,410	-
Adjustment for stock-based compensation for employees (note 14 (b))	61,850	61,850
Adjustment for stock-based compensation for non-employees (note 14(b))	393,078	393,078
Adjustment for escrow shares (note 14(b))	2,300,000	2,300,000
Adjustment for foreign currency warrants (note 14(d))	(5,228,666)	-
Adjustment for convertible debt (note 14(c))	888,638	-

Share capital and share subscriptions received, contributed surplus, warrants, under US GAAP	$115,204,999	$76,960,592

(iv)  Deficit:

	2011	2010

Deficit, under Canadian GAAP	$(54,105,351)	$(43,884,125)
Adjustment for stock-based compensation for employees (note 14(b))	(61,850)	(61,850)
Adjustment for stock-based compensation for non-employees (note 14(b)	(393,078)	(393,078)
Adjustment for escrow shares (note 14(b))	(2,300,000)	(2,300,000)
Adjustment for mineral property exploration costs (note 14(a))	(27,818,841)	(24,027,082)
Adjustment for convertible debt (note 14(c))	(266,864)	(13,607)
Adjustment for foreign currency warrants (note 14(d))	(939,659)	-

Deficit, under US GAAP	$(85,885,643)	$(70,679,742)

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2011, 2010 and 2009

14.	Reconciliation between Canadian and United States generally accepted accounting principles (continued):
	(e)	Reconciliation (continued):
(v) Loss and loss per share:

	Years ended August 31
	2011	2010	2009

Loss for the year, under Canadian GAAP	$(10,221,226)	$(3,427,655)	$(4,731,836)
Adjustment for mineral property exploration costs (note 14(a))	(3,917,306)	(3,031,049)	(2,957,512)
Adjustment for convertible debt (note 14(c))	(253,256)	(13,607)	-
Adjustment for foreign currency warrants (note 14(d))	(939,659)	-	-

Loss for the year, under US GAAP	$(15,331,447)	$(6,472,311)	$(7,689,348)

Basic and diluted loss per share, under US GAAP	$(0.16)	$(0.07)	$(0.09)

Weighted average number of shares outstanding	93,839,466	90,892,87	89,041,180

(vi) Cash flows:

	Years ended August 31,
	2011	2010	2009

Cash used in operating activities, under Canadian GAAP	$(3,143,859)	$(2,515,333)	$(2,742,084)
Adjustment for mineral properties and deferred exploration (note 14(a))	(7,762,870)	(2,835,896)	(3,591,879)

Cash used in operating activities, under US GAAP	$(10,906,729)	$(5,351,229)	$(6,333,963)

Cash used in investing activities, under Canadian GAAP	$(8,301,055)	$(3,634,934)	$(3,708,250)
Adjustment for mineral properties and deferred exploration (note 14(a))	7,762,870	2,835,896	3,591,879

Cash used in investing activities, under US GAAP	$(538,185)	$(799,038)	$(116,371)

Under US GAAP, there would be no subtotal in the operations section of the cash flow statement.

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2011, 2010 and 2009

14.	Reconciliation between Canadian and United States generally accepted accounting principles (continued):
	(f)	New accounting pronouncements:

(i)
In August 2009, Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2009-05, Measuring Liabilities at Fair Value.  This update amends ASC 820, Fair Value Measurements and Disclosure, in regards to the fair value measurement of liabilities.  FASB ASC 820 clarifies that in circumstances in which a quoted price for an identical liability in an active market is not available, a reporting entity shall utilize one or more of the following techniques: (i) the quoted price of the identical liability when traded as an asset; (ii) the quoted price for a similar liability or for a similar liability when traded as an asset; or (iii) another valuation technique that is consistent with the principles of ASC 820.  In all instances a reporting entity shall utilize the approach that maximizes the use of relevant observable inputs and minimizes the use of unobservable inputs.  Also, when measuring the fair value of a liability, a reporting entity shall not include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability.  This update is effective for the Company in the first quarter of the 2011 fiscal year.  The adoption of this update did not have any impact on the Company’s consolidated financial statements.

(ii)
In April 2010, the FASB issued ASU 2010-13, Compensation - Stock Compensation (Topic 718).  The objective of this update is to address the classification of an employee share-based payment award with an exercise price denominated in the currency of a market in which the underlying equity security trades.  It provides guidance on the classification of a share-based payment award as either equity or a liability.  A share-based payment award that contains a condition that is not a market, performance or service condition is required to be classified as a liability.  The amendments in this update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010.  The amendments in this update should be applied by recording a cumulative-effect adjustment to the opening balance of retained earnings.  The cumulative-effect adjustment should be calculated for all awards outstanding as of the beginning of the fiscal year in which the amendments are initially applied, as if the amendments had been applied consistently since the inception of the award.  The Company is currently evaluating the impact of this update on the consolidated financial statements.